Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock is a summary and does not purport to be complete. This summary is qualified in its entirety by reference to the provisions of the Delaware General Corporation Law (“DGCL”) and the complete text of our Restated Certificate of Incorporation (our “Certificate of Incorporation”), and our Bylaws (our “Bylaws”). We encourage you to read that law and those documents carefully.

As used herein, “we,” “our,” and “us” refer to Tetra Tech, Inc. and not to its consolidated subsidiaries.

Authorized Capital Stock

Our Certificate of Incorporation authorizes the issuance of 750,000,000 shares of our common stock, $0.01 par value per share (“common stock”), and 2,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”). Our Board of Directors (the “Board of Directors”) may establish the rights and preferences of the preferred stock from time to time. As of October 31, 2024, we had 267,739,810 shares of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

General. Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of the stockholders, including the election of directors. All matters to be voted on by stockholders, other than the election of directors which is discussed below, must be approved by a majority of shares of our common stock present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter thereof, subject to any voting rights granted to holders of any preferred stock. There are no cumulative voting rights.

Election of Directors. Our Bylaws require that, in uncontested elections, each director is elected by a majority of the votes cast with respect to that director’s election. This means that the number of shares of our common stock voted “for” a director must exceed the number of shares of our common stock affirmatively voted “against” such director in order for that director to be elected. If an incumbent director fails to receive a majority of the votes cast in an uncontested election at the stockholder meeting and no successor is elected at such meeting, such incumbent director shall promptly tender his or her resignation to the Board of Directors for consideration by the Nominating and Corporate Governance Committee (or other committee designated by the Board of Directors). The Nominating and Corporate Governance Committee will then make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the elections results. The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors and other information they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. A plurality of the votes cast voting standard will apply in the event of the number of nominees exceeds the number of directors to be elected.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Blank Check Preferred Stock

Under the terms of our Certificate of Incorporation, the Board of Directors has the authority, without further action by our stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences.

The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

As of October 31, 2024, no shares of preferred stock were issued and outstanding. All shares of preferred stock will, when issued, be fully paid and non-assessable and, unless otherwise stated in connection with any offering of a series of preferred stock, will not have any preemptive or similar rights. If we offer any class or series of preferred stock, we will set forth the specific terms of any such class of series, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Anti-Takeover Effects of Certain Provisions of Delaware Law and our Organizational Documents

Set forth below is a summary of the relevant provisions of our Certificate of Incorporation and Bylaws and certain applicable sections of the Delaware General Corporation Law. Our Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders may favor.

Stockholder-initiated Bylaws Amendments

Our Bylaws may be adopted, amended or repealed by stockholders only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote in the election of directors. Our Board of Directors may also amend our Bylaws without consent of our stockholders.

Authorized but Unissued Shares

Under Delaware law, our authorized but unissued shares of our common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Blank Check Preferred Stock

As discussed above, the issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and, subject to applicable law, specifies requirements as to the form and content of a stockholder’s notice.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation on Liability of Directors and Officers

Our Certificate of Incorporation limits the liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation and Bylaws require that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We also expect to continue to maintain directors’ and officers’ liability insurance. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition to the indemnification in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions of our Certificate of Incorporation and Bylaws and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is P.O. Box 505000, Louisville, Kentucky 40233.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TTEK.”